EXHIBIT 10.30

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into this _14th__ day of __August_, 2020, by and between Barrett Business Services, Inc. ("Company"), and James Potts ("Employee") (collectively, the "Parties"), and is effective as of
September 16, 2020 (the "Effective Date").

RECITALS

A.	Company desires to employ Employee, and Employee desires to be employed by Company.
B.	It is anticipated that Employee will make significant contributions to the administration and success of Company as its Executive Vice President, General Counsel and Secretary.
C.

Among other matters, the Company's board of directors (the "Board”) has determined that it is in the best interests of Company and its stockholders to assure that Company will have the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of Company.  The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Employee's full attention and dedication to Company currently and in the event of any threatened or pending Change in Control, and to provide Employee with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has approved the Company’s entering into this Agreement, including the Change in Control provisions contained in this Agreement.

D.	The Board believes that it is in the best interests of Company and its stockholders to enter into this Agreement with Employee with the goal of ensuring high-quality management of Company.

The Parties therefore agree as follows:

1.Term.  The term ("Term") of this Agreement shall extend from the Effective Date until July 1, 2023, unless terminated earlier in accordance with Section 3.  Beginning on July 1, 2021, and on each July 1 thereafter (the "Extension Date"), the Term will be extended for one year, as long as neither Employee nor Company has given notice to the other in writing at least 90 days before the Extension Date that the Term will not be extended further.  "Term" refers to both the initial Term and extended terms.

2.Terms of Employment.

(a)Position and Duties.

(i)Employee will serve as Executive Vice President, General Counsel and Secretary, with duties and responsibilities assigned by the Company’s Chief Executive Officer, and will have such other powers and duties as prescribed by the Board from time to time in accordance with the Company's Bylaws, as amended (the "Bylaws").  Employee will report to the Chief Executive Officer and be subject to and must abide by each of the written personnel policies applicable to senior executives and employees of Company, including, without limitation, the Code of Business Conduct, as well as the applicable Rules of Professional Conduct.

(ii)Employee will at all times, faithfully and to the best of his ability, perform all of the duties that may be legally required of him pursuant to this Agreement.  Employee will devote his entire working time, attention and energies to the performance of his duties hereunder and will not, during the term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing in this Agreement will preclude Employee from devoting time during reasonable periods required for:

(1)serving, in accordance with Company's policies and with the prior approval of the Chief Executive Officer, as a director or member of a committee or board of any company or organization (including nonprofit organizations) involving no actual or potential conflict of interest with Company;

(2)delivering lectures and fulfilling speaking engagements; and

(3)investing his personal assets in businesses in which his participation is solely that of an investor; provided, however, that such activities do not materially affect or interfere with the performance of Employee's duties and obligations to Company; and

(4)engaging in civic, charitable or religious activities.

It is expressly understood and agreed that, to the extent any such activities have been conducted by Employee prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement will not be deemed to interfere with the performance of Employee's responsibilities to Company.

(b)Compensation.

(i)Annual Base Salary.  Beginning on the Effective Date, Employee will receive an annual base salary (the "Annual Base Salary") at a rate of not less than $325,000, payable in accordance with Company's normal payroll policies.  The Annual Base Salary will be reviewed and adjusted from time to time to reflect amounts approved by the Board or its

Compensation Committee ("Committee").  Performance and salary reviews will occur at least annually in accordance with Company's normal performance-review policies and practices for executives.  Any upward adjustment in Annual Base Salary shall constitute "Annual Base Salary" for the purposes of this Agreement.

(ii)Target Bonus.  Employee will be entitled to annual cash incentive compensation with a total target value (the "Target Bonus") established by the Committee under Company's Amended and Restated Annual Cash Incentive Award Plan (the "Annual Plan").  Actual amounts payable will be based on the achievement of corporate and individual performance goals, which may be objective or subjective, established by the Committee in its sole discretion under the Annual Plan.  For the period ending December 31, 2020, the Target Bonus for Employee is $125,000, based on the achievement of performance goals designated by the Company’s Chief Executive Officer and ratified by the Board’s Compensation Committee.  For 2021, the Target Bonus for Employee will be at least $250,000.  The extent to which performance goals were achieved will be determined, and cash incentive awards will be paid, in accordance with the provisions of the Annual Plan.  The Annual Plan may be amended by the Board from time to time in the future in its sole discretion.  Any upward adjustment in Target Bonus shall constitute "Target Bonus" for purposes of this Agreement.

(iii)Stock-Based Compensation.  Employee will be granted, under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”), (a) restricted stock units ("RSUs") with a total value of $250,000 and (b) performance shares with a total value of $125,000, in each case based on the closing market price of the Company's common stock on the date of grant.  Such grants will be made concurrently with the next regular annual awards of RSUs and performance shares, as applicable, to the Company’s other executive officers under its long-term incentive program.  Subsequently, Employee will be entitled to awards under the 2020 Plan of such types and in such amounts as determined by the Committee in accordance with its long-term incentive program.  Employee will also receive an initial grant of RSUs with a grant date fair value of $250,000 on the Effective Date, vesting in four equal annual installments beginning on the first anniversary of the Effective Date.

(iv)Benefits.  To the extent otherwise eligible, Employee will be entitled to receive or participate in any additional benefits, including, without limitation, the Company's 401(k) Retirement Savings Plan and its Nonqualified Deferred Compensation Plan, as well as group health insurance plans, retirement plans, and medical reimbursement plans which Employee may from time to time make available to its executive management employees, in accordance with the terms of the applicable plan or policy.  Company will reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in connection with the performance of his duties in accordance with the same reimbursement policies that generally apply to Company's executive management employees.  Company may change or discontinue such additional benefits at any time in its sole discretion.

3.Termination of Employment.

(a)Voluntary Termination.  Employee's employment may be voluntarily terminated by Employee at any time upon at least 90 days' written notice to Company or a shorter period as agreed on between Employee and the Board.  Employee's employment may be terminated by the Employee with or without Good Reason.

(i)Voluntary Termination Without Good Reason.  In the event of a voluntary termination without Good Reason (as defined below), Company is obligated to continue to pay to Employee the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination (as defined below), at the time those payments are due, and will have no further obligation to Employee under this Agreement, except as may be provided under the terms of the plans and agreements referenced in Section 2(b)(iv) above and in Section 10(g) below.

(ii)Voluntary Termination With Good Reason.  In the event of a voluntary termination with Good Reason, Employee may be eligible for benefits as described in this Section 3. For purposes of this Agreement, "Good Reason" means, in the absence of Employee's written consent, any of the following:

(1)a material diminution of Employee's authority, duties, or responsibilities as Executive Vice President, General Counsel and Secretary of Company;

(2)a material diminution of the authority, duties, or responsibilities of the individual(s) to whom Employee is required to report;

(3)a material diminution in Employee's base compensation (Annual Base Salary or Target Bonus), unless the reduction is generally applicable to substantially all similarly situated Company employees or is otherwise offset economically by increases in other compensation or replacement plans or programs;

(4)a relocation or transfer of Employee’s principal place of employment of a distance of more than 50 miles, excluding any relocation or transfer from the location at which Employee principally resided as of or immediately preceding the Effective Date; or

(5)a material breach of this Agreement by Company.

Good Reason will be deemed to have occurred only if:  (1) within 90 days after the initial existence of the circumstances constituting Good Reason, Employee provides Company with a written notice describing such circumstances, (2) Company fails to cure the circumstances within 30 days after Company receives Employee's notice, and (3) Employee separates from service with Company within 90 days of the date of Employee's written notice.

(b)Cause.  Company may terminate Employee's employment either with or without Cause (as defined below).  In the event of termination of employment for Cause, Company must pay to Employee the Annual Base Salary and provide benefits under this Agreement only through the Date of Termination, and will have no further obligation to Employee under this Agreement, except as may be provided under the terms of the plans and agreements referenced in Section 2(b)(iv) above and in Section 10(g) below. For purposes of this Agreement, "Cause" means:

(i)embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving Company or its business operations or in the performance of Employee's duties under this Agreement, including but not limited to Employee's refusal to comply with legal directives of the Chief Executive Officer or the Board;

(ii)a material breach of Employee's fiduciary duties to Company if the breach has not been remedied or is not being remedied to the Board's reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to Employee;

(iii)willful material breach of Section 8 of this Agreement or a confidentiality policy of Company; or

(iv)an act or omission that materially injures Company's reputation, business affairs, or financial condition, if that injury reasonably could have been avoided by the Employee, including but not limited to conviction or a plea of nolo contendere of a felony or crime involving dishonesty or moral turpitude.

(c)Death.  If Employee dies while employed under this Agreement and before any termination of employment, Company must pay to Employee's estate, or to the person who Employee may have previously designated in writing, the Annual Base Salary that was not previously paid to Employee that Employee earned under this Agreement through the day Employee died, together with the benefits in effect as of such date under the terms of the plans and agreements referenced in Section 2(b)(iv) above and in Section 10(g) below.

(d)Disability.  If the Company determines in good faith that the Disability of Employee has occurred while Employee is employed by Company (pursuant to the definition of Disability set forth below), it may provide Employee with written notice in accordance with Section 10(a) of this Agreement of its intention to terminate Employee's employment.  In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee (the "Disability Effective Date"); provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee's duties.  For purposes of this Agreement, "Disability" shall mean the absence of Employee from Employee's duties with Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by Company or its insurers and acceptable to Employee or Employee's legal representative.

(e)Notice of Termination.  Any termination by Company for Cause, or as a result of Disability, or by Employee for Good Reason, must be communicated by notice of termination to the other party given in accordance with Section 10(a) of this Agreement.

(f)Date of Termination.  "Date of Termination" means (i) if Employee's employment is terminated by Company for a reason other than Disability or death, the date that Company provides notice of the termination of Employee's employment with Company or any later date specified by the notice, as the case may be, (ii) if Employee's employment is terminated by Employee without Good Reason, 90 days after Employee provides written notice to the Company or the Board or a shorter period as agreed on between Employee and the Board, as the case may be, (iii) if the Employee's employment is terminated by Employee with Good Reason, the date that Employee provides notice of termination of Employee's employment with Company, or (iv) if Employee's employment is terminated by reason of death or Disability, the date of death of Employee or the Disability Effective Date, as the case may be.

(g)Change in Control.

(i)Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below.

(1)A "Qualifying Termination" occurs if (A) Company terminates Employee's employment for any reason other than for Cause, Disability, or death, or (B) Employee terminates employment for Good Reason.

(2)"Change in Control" means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Section 1.409A 3(i)(5) or in subsequent regulations or other guidance issued by the Internal Revenue Service.  For purposes of illustration, a Change in Control generally occurs on the date that:

(A)Any one person, or more than one person acting as a group, acquires ownership of Company's stock that, together with stock already held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of Company's stock;

(B)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), ownership of Company stock that constitutes 30 percent or more of the total voting power of the Company's stock;

(C)A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election; or

(D)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition), assets from Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of Company's assets immediately before the acquisition.

(3)"Total Payments" means all payments or benefits payable to Employee in connection with a Change in Control, including payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Company, a person whose actions result in the Change in Control, or any person affiliated with Company or such person.

(4)"Other Payment" means any payment or benefit payable to Employee in connection with a Change in Control pursuant to any plan, arrangement, or agreement (other than this Agreement) with Company, a person whose actions result in such Change in Control, or any person affiliated with Company or such person.

(ii)If a Change in Control occurs during the Term, and a Qualifying Termination occurs during the period beginning 3 months before and ending 24 months after the Change in Control occurs, Company shall pay to Employee promptly within 30 days from the later to occur of the Date of Termination and the Change in Control (provided that if such 30-day period begins and ends in different calendar years, the payment will be made in the later calendar year), in a lump sum in cash, the amount equal to the product of (1) three and (2) the sum of (A) Employee's Annual Base Salary and (B) the Target Bonus, in each case as in effect on the date that the Change in Control occurred.

(h)Release of Claims.  The termination benefits described in Sections 3(g) and 3(i) of this Agreement ("Change in Control" and "Termination Without Cause or With Good Reason," respectively) are conditioned on Employee's delivering to Company within 22 days following the Date of Termination, and not revoking, a signed release of claims in a form provided by Company.

(i)Termination Without Cause or With Good Reason.  If a Qualifying Termination occurs, but is not eligible for payment under Section 3(g)(ii) ("Change in Control"), Company shall pay to Employee promptly within 30 days from the Date of Termination (provided that if such 30-day period begins and ends in different calendar years, the payment will be made in the later calendar year), in a lump sum in cash, an amount equal to the sum of (1) Employee's Annual Base Salary and (2) the Target Bonus, in each case as in effect on the date that the Date of Termination occurred. In addition, a number of RSUs that equals the number of unvested RSUs held by Employee on the Date of Termination that were scheduled to vest on or before the one-year anniversary of the Date of Termination will be accelerated and deemed fully vested as of the Date of Termination.

(j)In the event that Employee is serving as a member of the Board or as a director of any of the Company's subsidiaries on the Date of Termination for any reason, Employee will be deemed to have resigned as such Board member or director as of such Date of Termination.

4.Parachute Payments.

(a)In the event that any portion of the Total Payments payable to Employee under Section 3(g) ("Change in Control") would constitute an "excess parachute payment" within the meaning of Code Section 280G(b) that, but for this section, would be subject to the excise tax imposed on so-called excess parachute payments pursuant to Code Section 4999 (an "Excise Tax"), then the payments otherwise payable under this Agreement will be reduced to the largest amount payable to Employee which would result in no portion of the Total Payments being subject to the Excise Tax.

(b)For purposes of this section:

(i)No portion of the Total Payments, the receipt or enjoyment of which Employee has effectively waived in writing prior to the date of payment, will be taken into account;

(ii)No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Company and reasonably acceptable to Employee ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Code Section 280G;

(iii)If Employee and Company disagree whether any payment will result in an Excise Tax, the matter will be conclusively resolved by an opinion of Tax Counsel;

(iv)The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a "parachute payment" for purposes of this Section, will be determined by Company's independent accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

(c)In the event that any other agreement, plan, or arrangement provides for Other Payments (an "Other Agreement"), Company and Employee agree that the Other Payment governed by such Other Agreement will be subject to the reduction in payments under Section 4(a).  To the extent possible, Company and Employee agree that reductions in benefits under any plan, program, or arrangement of Company will be reduced (only to the extent described in Section 4(a)) in the following order of priority:

(i)Cash payments under this Agreement;

(ii)Any cash payments under any Other Agreement; and

(iii)The acceleration in the exercisability or vesting of any stock option or other stock related award granted by Company.

5.Successors.

(a)This Agreement is personal to Employee, who may not assign it without Company's written consent.  This Agreement will inure to the benefit of and be enforceable by Employee's legal representatives, heirs, or legatees.

(b)This Agreement will inure to the benefit of and be binding on Company and its successors and assigns.

(c)Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6.Governing Law; Arbitration.

(a)This Agreement is intended to be construed in accordance with the laws of the state of Washington, without reference to principles of conflicts of law.  Any claim arising out of or related to this Agreement will be resolved exclusively by arbitration, which, unless the Parties agree otherwise in writing, will be administered by and in accordance with the rules of the Arbitration Service of Portland, Inc.  The place of arbitration will be Multnomah County, Oregon, unless otherwise agreed by the parties.  The award rendered by the arbitrator will be final and binding, and judgment may be entered on the award in any court having jurisdiction.  The parties may endeavor to resolve disputes by mediation at any time as they may agree, provided, however, that resolution of disputes by mediation is not required prior to initiating resolution of disputes by arbitration.  Notwithstanding anything to the contrary in this paragraph, Company may seek equitable relief in any court having jurisdiction with respect to a breach of Sections 7 and 8 ("Restrictive Covenants" and "Confidentiality").  Any demand for arbitration must be delivered in writing to the other party within a reasonable time after the claim or dispute has arisen; provided, however, that in no event may such demand be made after the date when institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations.

(b)Notwithstanding the foregoing, Company may resort to the state court in Clark County, Washington, for injunctive and other relief as available if the Employee engages in conduct after termination of this Agreement that amounts to a violation of Sections 7 and 8 hereof or violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of Company.

7.Restrictive Covenants.

(a)Noncompetition.  Employee agrees that, during Employee's employment with Company, and for a period of twelve months thereafter (collectively, the "Noncompetition Period"), irrespective of the reason for termination of employment with Company, Employee will not directly or indirectly become interested in, as a "founder," organizer, principal shareholder, partner, director, officer, employee or otherwise of or consultant in any business involved in the planning, development, offer or sale of any products or services similar to products or services offered, sold, planned or developed by the Company in any geographic area where Company has done business during the three months preceding termination of employment.  Employee will not be deemed a "principal shareholder" unless (i) the Employee's investment in such an institution exceeds one (1) percent of the institution's outstanding voting securities or (ii) Employee is active in the organization, management, or affairs of the institution.  The provisions restricting competition by Employee may be waived by action of the Board.  If Company chooses not to waive those provisions, Company shall make any payments to Employee that are required by RCW 49.62.

(b)Nonsolicitation.  During the Noncompetition Period, Employee shall not directly or indirectly (i) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (ii) solicit or attempt to solicit any customers or potential customers whom the Company actively solicited at any time during the 12-month period before the Employee's Date of Termination ("Customers"), including but not limited to all successors, owners, directors, partners, and management personnel of Customers, to cease doing business with the Company or to otherwise divert Customers' business from the Company, or (iii) solicit or attempt to solicit any supplier, licensee, or other business associates of Company to cease doing business with Company.

(c)Interpretation.  The parties agree that the terms of paragraphs (a) and (b) of this Section 7 (collectively, the "Restrictive Covenants") are reasonable as to both time and scope.  The parties additionally agree that (i) the Restrictive Covenants are necessary for the protection of Company's business and goodwill; (ii) the Restrictive Covenants are not any greater than are reasonably necessary to secure Company's business and goodwill; (iii) the injury to the public from the loss of the service and skill of Employee does not create an undue burden on the public; and (iv) the restrictions placed on Employee's opportunity to make a living are not an undue burden on Employee.  If a court or any other administrative body with jurisdiction over a dispute related to this Agreement determines that the restrictive covenants set forth in this Section 7 are unreasonably broad, the Parties hereby authorize and direct the court or administrative body to narrow them so as to make them reasonable, given all relevant circumstances, and to enforce them.  The covenants in this Section 7 will survive termination of this Agreement.

8.Confidentiality.

(a)Nondisclosure.  Employee may not use or disclose any confidential information (as defined in paragraph (c) below) either during or following the term of this Agreement, except as required by Employee's duties under this Agreement or as otherwise allowed under subsection (b) below.  Notwithstanding anything to the contrary in this Agreement or otherwise, nothing limits Employee's rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.  Employee is hereby notified that the immunity provisions in 18 USC Section 1833 provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade-secret that is made (i) in confidence to federal, state, or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the individual's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for the lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except in response to court order.

(b)Exceptions.  Employee's nondisclosure obligation under paragraph (a) above does not apply to any use or disclosure that is:

(i)Made with the prior written consent of the Board;

(ii)Required by a court order or a subpoena from a government agency (as long as Employee first provides Company with reasonable notice of the court order or subpoena in order to allow Company the opportunity to contest the requested disclosure); or

(iii)Of confidential information that has been previously disclosed to the public by Company or is in the public domain (other than because of Employee's breach of this Agreement).

(c)Confidential Information.  "Confidential Information" includes any of Company's (or its subsidiaries' or affiliates') trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business, or technical information of any kind that Company or any of their subsidiaries or affiliates has received from service providers, other vendors, or customers that these third parties have designated as confidential or proprietary.

(d)Return of Property. If and when Employee ceases, for any reason, to be employed by Company, Employee must return to Company all keys, pass cards, identification cards, cell phones, other smart phones, tablets, electronic storage devices, Company credit cards, and any other property of Company or any of its subsidiaries. At the same time, Employee also must return to Company all originals and copies (whether in hard copy, electronic, or other form) of any documents, drawings, notes, memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications which constitute proprietary or confidential information or material of Company or any of its subsidiaries. The obligations in this Section 8(d) include, without limitation, the return of documents and other materials which may be in Employee's desk at work, his car, his place of residence, personal electronic or digital devices or cloud-type storage, or in any other location under Employee's control.

(e)Government Agencies.  Employee understands that nothing contained in this Agreement limits Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Employee further understands that this Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(f)Survival.  This Section 8 will survive the termination of the Employee's employment.

9.Sanctions; Remedial Actions.  Employee recognizes and agrees that any breach of the covenants set forth in Section 7 or 8 by Employee will cause immediate and irreparable injury to Company, and Employee hereby authorizes recourse by Company to injunction or specific performance, as well as to other legal or equitable remedies to which Company may be entitled.  Employee agrees that Company need not post any bond as a condition of seeking such relief and that the prevailing party in any litigation or arbitration to enforce Section 7 or 8 will be entitled to its reasonable attorney fees.

10.Miscellaneous.

(a)All notices and other communications under this Agreement must be in writing and given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:  At the most recent home address on file at Company;

If to Company:  to Barrett Business Services, Inc., Attention: Chairman of the Board, at Company's headquarters address; or to another address that either party furnishes to the other in writing.  Notice and communications are effective when actually received by the addressee.

(b)The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(c)This Agreement may be executed by scan signatures or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts are to be construed together and constitute one and the same instrument.

(d)Company may withhold from any amounts payable under this Agreement the federal, state, local, or foreign taxes as required to be withheld under any applicable law or regulation.

(e)This Agreement is intended to be exempt from the requirements of Code Section 409A by reason of all payments under this Agreement being "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4).  All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. In no event may Employee, directly or indirectly, designate the calendar year of payment. Further, in no event will the Date of Termination be deemed to occur until the Employee experiences a "separation from service" within the meaning of Code Section 409A, and notwithstanding anything contained in this Agreement to the contrary, the date on which the separation from service takes place will be the Date of Termination.  All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Code Section 409A, including, when applicable, the requirement that (1) the amount of expenses eligible for reimbursement during one calendar year does not affect the amount of expenses eligible for reimbursement in any other calendar year; (2) the reimbursement of an eligible expense is made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (3) the right to any reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Code Section 409A.

(f)Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)Except as explicitly set forth in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior agreements, oral or written, between the parties with respect to its subject matter; provided that this provision shall not apply to award agreements relating to stock-based awards granted under the 2020 Plan and any successor plans of Company, in each case as such agreements may be amended from time to time, including that each such agreement shall be subject to and governed by Section 3(i) above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

BARRETT BUSINESS SERVICES, INC. /s/ Gary Kramer By: Gary Kramer______________________ Its: CEO_____________________________
EMPLOYEE /s/ James Potts